UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2020 (March 20, 2020)

Amerinac Holding Corp.
(Exact name of registrant as specified in its charter)

Commission file number 000-30185

Delaware	20-4763096
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5936 State Route 159 Chillicothe, OH	45601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 836-1050

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2020 (the “Effective Date”), USAC Ross LLC (“USAC Ross”) and USAC WA LLC (“USAC WA”), both wholly owned Delaware limited liability company subsidiaries of the Company entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) by and among SummitBridge National Investments VI LLC (“SummitBridge VI”) and ABTV, in its capacity as court-appointed receiver ordered by the Court of Common Pleas of Chester County, Pennsylvania on March 6, 2020 in the Matter of SummitBridge National Investments VI LLC v. Advanced Metals Group, LLC et al., Case No. 2020-02461-MJ. USAC Ross and USAC WA were formed as wholly-owned single member limited liability companies by the Company on March 3, 2020 and had no operations prior to this transaction.

Pursuant to the Purchase and Sale Agreement, USAC Ross purchased all the personal property of Advanced Metals Group, LLC, Advanced Aluminum Castings, LLC, Advanced Iron Castings, LLC, Ross Aluminum Castings, LLC, US Castings, LLC, PFRE Properties, LLC, BFRE Properties, LLC, Oberdorfer, LLC, Mabry Acquisition Company Ltd., MFRE Properties Ltd., USCRE Properties, LLC and RCRE, LLC (collectively, the “Debtors”) located in the State of Ohio, in addition to real property owned by RCRE, LLC in the State of Ohio. Pursuant to the Purchase and Sale Agreement, USAC WA purchased all of the personal property of the Debtors located in the State of Washington, in addition to real property owned by USCRE, Properties, LLC in the State Washington. The purchase price paid by USAC Ross and USAC WA was $6,167,000.

Prior to the transaction, the Debtors were precision aluminum castings manufacturers located in Ohio and Washington. The Debtors offered multiple casting processes as well as in-house heat treating, machining, powder coating and non-destructive testing. The Debtor’s products are used in defense, aerospace, heavy truck, marine and commercial applications. The Debtors were ITAR, AS9100, NADCAP and ISO 9001 certified.

To finance the purchase of the assets, on the Effective Date, USAC Ross and USAC WA entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with SummitBridge VI pursuant to which SummitBridge VI made a two year term loan in the amount of $6,167,000 to USAC Ross and USAC WA (the “USAC Term Loan”).

The USAC Term Loan has a maturity date of March 20, 2022. The USAC Term Loan will begin amortizing on the thirteenth (13) month following the Effective Date pursuant to a seven (7) year amortization schedule with the balance due on the maturity date. The USAC Term Loan is secured against all of the assets of USAC Ross and USAC WA. The USAC Term Loan may be prepaid in whole or in part at any time without any fee, charge or penalty.

The USAC Term Loan bears an interest rate of 9% interest per annum, payable monthly, beginning the first (1) month after the Effective Date. On the 16-month anniversary of the Effective Date, the interest rate on the USAC Term Loan will increase to 15% interest per annum, payable monthly. If the USAC Term Loan is prepaid in full on or before the nine (9) month anniversary of the Effective Date, the principal amount will be reduced by $500,000. If the USAC Term Loan is prepaid in full on or before the ten (10) month anniversary of the Effective Date, the principal amount will be reduced by $400,000. If the USAC Term Loan is prepaid in full on or before the eleven (11) month anniversary of the Effective Date, the principal amount will be reduced by $300,000. If the USAC Term Loan is prepaid in full before the twelve (12) month anniversary of the Effective Date, the principal amount will be reduced by $200,000. If the USAC Term Loan is prepaid in full on or before the sixteen (16) month anniversary of the Effective Date, the principal amount will be reduced by $100,000.

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The Company has guaranteed payment of the USAC Term Loan pursuant to a guaranty agreement made by the Company as of the Effective Date.

The Loan and Security Agreement also contains customary covenants, representations and warranties of the parties, including, among others (1) the grant by USAC Ross and USAC WA to SummitBridge VI of a security interest on all of the assets of USAC Ross and USAC WA, and (2) an unconditional and irrevocable guaranty by the Company of the performance by USAC Ross and USAC WA of the obligations under the Loan and Security Agreement. In addition, until all amounts under the USAC Term Loan are paid in full, USAC Ross and USAC WA have agreed to comply with certain financial covenants that require USAC Ross and USAC WA to meet pre-established financial ratios.

The foregoing summary of the Purchase and Sale Agreement, Loan and Security Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in their entirety by, the full text of such agreements.

The following unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2019, nor is the financial information indicative of the results of future operations. The following table represents the unaudited consolidated pro forma results of operations for the year ended December 31, 2019 as if the acquisition had occurred on January 1, 2019.

Twelve Months Ended
Pro Forma	December 31, 2019
Net sales	$64,290,764
Operating expenses	6,621,707
Income before taxes	3,128,358
Net income	$2,280,833

Item 2.01 Completion of Acquisition of Assets

Reference is made to Item 1.01 on this Current Report on Form 8-K

Item 9.01 Financial Statements and Exhibits

(d) The Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amerinac Holding Corp. (Registrant)

Dated: March 26, 2020	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Chairman of the Board of Directors

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EXHIBIT INDEX

Exhibit	Number Description

10.1

Purchase and Sale Agreement between SummitBridge National Investments VI LLC, ABTV, in its Capacity as Court-Appointed Receiver Ordered by the Court of Common Pleas of Chester County, Pennsylvania and USAC Ross LLC and USAC WA LLC

10.2	Loan and Security Agreement by and among USAC Ross LLC, USAC WA LLC and SummitBridge National Investments VI LLC

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